[Logo of CBRL GROUP, INC.]                                   POST OFFICE BOX 787
                                                              LEBANON, TENNESSEE
                                                                      37088-0787
                                                              PHONE 615.443.9869
--------------------------------------------------------------------------------
CBRL GROUP, INC.
--------------------------------------------------------------------------------


                                               Contact:  Lawrence E. White
                                                         Senior Vice President/
                                                           Finance and
                                                         Chief Financial Officer

        CBRL GROUP, INC. ANNOUNCES RESULTS FOR FISCAL 2005 THIRD QUARTER
                Provides Guidance for Fiscal 2005 Fourth Quarter

LEBANON, Tenn. (May 19, 2005) -- CBRL Group, Inc. (the "Company") (NASDAQ: CBRL) today announced results for its third quarter of fiscal 2005 ended April 29,
2005,  reporting  diluted net income per share of $0.52,  a 6.1%  increase  from
$0.49 in the third quarter of fiscal 2004. The Company also reported year-to-date results and provided guidance for its 2005 fourth fiscal quarter.

     Highlights  of the  fiscal  2005  third-quarter  and  year-to-date  results include:
     o Comparable store restaurant sales for the third fiscal quarter up 2.9% for the Company's Cracker Barrel Old County Store(R) ("Cracker Barrel") operations, and comparable store retail sales at Cracker Barrel down 3.8%.
     o Comparable restaurant sales for the third fiscal quarter up 3.0% in the Company's Logan's Roadhouse(R) ("Logan's") restaurants.
     o Diluted net income per share for the third quarter up 6.1% and net income up 2.9% from the year-ago quarter on a 7.5% increase in total revenue.
     o Year-to-date net cash provided by operating activities of $223.0 million up sharply from $137.1 million of net cash provided by operating activities in the comparable period of fiscal 2004.
     o Repurchase  of  approximately  1.1  million   shares of  the   Company's
       outstanding common stock in the third quarter brought year-to-date repurchases to approximately 3.4 million shares.

Third-Quarter Fiscal 2005 Results

Total revenue for the third fiscal quarter ended April 29, 2005 of $628.0 million increased 7.5% from the third fiscal quarter of 2004. Comparable store restaurant sales for the third quarter for the Cracker Barrel concept increased 2.9%, including a 4.3% higher average check but 1.4% lower guest traffic. Cracker Barrel's average menu price increase for the full quarter was approximately 2.6%. This average menu increase included approximately 2.2% of menu price increase that was implemented in April, including the effect of somewhat higher menu pricing in Florida restaurants to offset partially the impact of an increase in the minimum wage in that state. Comparable store retail sales at Cracker Barrel decreased 3.8% for the quarter, reflecting slower sales


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CBRL Announces Third Quarter Results
Page 2
May 19, 2005


of older-themed product and, potentially, the effect of pressures on consumer discretionary spending. Logan's comparable restaurant sales for the quarter were up 3.0% as average check increased 4.0% and guest traffic decreased 1.0%. Logan's had approximately 3.8% of average menu price increase during the quarter. Logan's average menu pricing included a system-wide average menu price increase of approximately 1.5% effective in April, including the effect of somewhat higher menu pricing in Logan's Florida restaurants to offset partially the impact of the minimum wage increase. During the quarter, the Company opened six new Cracker Barrel units and five new company-operated Logan's locations.

The Company reported net income for the third quarter of fiscal 2005 of $26.6 million, or $0.52 per diluted share, up 2.9% and 6.1%, respectively, from net income of $25.8 million and diluted net income per share of $0.49 for the third quarter of fiscal 2004. In the third quarter, the Company repurchased approximately 1.1 million shares of its common stock for approximately $44.8 million.

Operating income for the third quarter increased 1.3% from the prior year and was 6.8% of total revenue compared to 7.2% in the third quarter of fiscal 2004. Compared with the third quarter of last year, operating income margin reflected higher advertising, maintenance and utility expenses, partly offset by lower cost of sales and general and administrative expenses. General and administrative expenses included lower net legal expenses, including an insurance recovery related to prior year legal expenses, and lower bonus accruals, partly offset by higher professional fees related to lease accounting changes and Sarbanes-Oxley 404 compliance. The Company's results also reflected higher-than-expected labor and other expenses associated with rollout and execution of Cracker Barrel's seasonal menus and expenses related to impairment of an existing Cracker Barrel location that has been approved for future relocation to a stronger site in the same market.

Commenting on the third-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, "We are pleased to report solid restaurant sales results in Cracker Barrel and Logan's for the quarter. These positive results were against a strong quarter a year ago and were achieved during a period this year of somewhat uneven consumer sentiment and pressure on discretionary spending. Our retail sales were below our expectations, reflecting what we believe to be product freshness issues with certain seasonal lines and some weakness in consumer discretionary spending. We were encouraged by the guest appeal of our spring seasonal menu at Cracker Barrel, but we experienced operational challenges executing against the variety of new menu items, which negatively affected our margins unexpectedly. We have plans underway to address these challenges, and, in spite of a difficult quarter, we continue to be confident that we are moving our businesses forward toward achieving our long-term objectives."


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CBRL Announces Third Quarter Results
Page 3
May 19, 2005


Nine-Month Fiscal 2005 Results

Total revenue for the nine months ended April 29, 2005 of $1.9 billion increased
7.6 % from the first nine months of fiscal 2004. Comparable store restaurant sales for the nine months for the Cracker Barrel concept increased 2.8%, including a 3.9% higher average check but 1.1% lower guest traffic. Comparable store retail sales at Cracker Barrel decreased 2.9% for the first nine months of fiscal 2005. Logan's comparable restaurant sales for the first nine months were up 3.8% with a 4.4% increase in average check but 0.6% lower guest traffic. The Company opened 16 new Cracker Barrel units and 16 new company-owned Logan's locations; two new franchised Logan's restaurants also opened.

The Company reported net income for the first nine months of fiscal 2005 of $89.1 million, or $1.72 per diluted share, reflecting increases of 8.2% and 11.0%, respectively, from net income of $82.3 million and diluted net income per share of $1.55 for the first nine months of fiscal 2004.

The Company reported that year-to-date net cash provided by operating activities of $223.0 million was up sharply from $137.1 million in the first nine months of fiscal 2004, and well in excess of net cash used for the purchase of property and equipment (capital expenditures) of $125.0 million. The increased cash provided by operating activities reflected increased levels of accounts payable from the relatively low levels at the end of fiscal 2004 as well as the higher reported net income. Capital expenditures were higher than the prior year's $100.0 million, primarily reflecting a greater number of new store openings during fiscal 2005.

The Company repurchased approximately 3.4 million shares of its common stock for approximately $131.9 million year-to-date and paid $17.1 million to shareholders in dividends. As of the end of the third quarter, the Company had approximately 1.5 million shares remaining to be repurchased under a previously disclosed authorization.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Fiscal 2005 Earnings Guidance

The Company's present guidance for the fourth quarter of fiscal 2005, which ends July 29, 2005, is for diluted net income per share between $0.73 to $0.76 compared to $0.63 per share in the fourth quarter of last year (excluding the prior year effect of a charge of $0.07 per diluted share related to litigation settlement). Total revenue is projected to increase approximately 9% to 11% from a year ago. Earnings guidance reflects many assumptions, many of which cannot be known, including, very importantly, sales expectations.


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CBRL Announces Third Quarter Results
Page 4
May 19, 2005


The Company presently expects comparable store restaurant sales for the fourth quarter to be up approximately 5% to 7% at Cracker Barrel (compared with a 0.6% decrease in last year's fourth quarter), with comparable retail sales expected to be flat to down 3% (compared with a 3.1% decrease in the year ago quarter). The Company presently expects a comparable restaurant sales increase at Logan's for the fourth quarter of approximately 2% to 4% (compared with a 5.6% increase in the fourth quarter last year). In addition, the Company presently expects operating income margins for the quarter to be higher than the fourth quarter of last year, primarily reflecting lower product costs, partly offset by higher general and administrative expenses. The Company presently has contracted an estimated 85% to 90% of its expected food purchases for the fourth quarter and expects percentage decreases in overall prices on food purchases of approximately 0.5% to 1% from the fourth quarter of last year. The Company presently expects to open nine new Cracker Barrel units in the fourth quarter, four of which have already opened, and one new Logan's company-operated unit, which has already opened. In addition, the Company presently expects two new franchised Logan's restaurants to open in the fourth quarter, of which one has opened already.

Commenting on the Company's guidance, Woodhouse said, "Despite ongoing uncertainty about consumer sentiment and discretionary spending, we expect to continue an improvement in our restaurant sales trends as we roll over the softening in sales that we experienced in the fourth quarter last year. As expected, we are beginning to experience some relief from commodities pressures, and we have a high percentage of our purchases already under contract for this quarter. Although we have been disappointed with retail sales results and the fact that improvement has taken longer than we expected, we are encouraged by current results for some of our new product themes, which are selling at or slightly above our expectations."

Fiscal May Sales Reporting

Because of the Memorial Day holiday, the Company's May sales trends report, originally scheduled for Tuesday, May 31, 2005, has been rescheduled to Wednesday, June 1, 2005 before the market opens.

Fiscal 2005 Third-Quarter Conference Call

The live broadcast of CBRL Group's quarterly conference call will be available to the public on-line at www.vcall.com or www.cbrlgroup.com today beginning at 11:00 a.m. (EDT). The on-line replay will follow immediately and continue through May 26, 2005.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 524 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 124 company-operated and 23 franchised Logan's Roadhouse restaurants in 18 states.


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CBRL Announces Third Quarter Results
Page 5
May 19, 2005


Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; commodity, workers' compensation, group health and utility price changes; changes in foreign exchange rates affecting the Company's future retail inventory purchases; increases in construction costs; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of terrorist acts or war and military or government responses; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.


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CBRL Announces Third Quarter Results
Page 6
May 19, 2005


                                                                    CBRL GROUP, INC.
                                                              CONSOLIDATED INCOME STATEMENT
                                                                        (Unaudited)
                                                            (In thousands, except share amounts)


                                              Third Quarter Ended                           Nine Months Ended
                                    ----------------------------------------    -------------------------------------------
                                       4/29/05            4/30/04    Change        4/29/05           4/30/04        Change
                                     ----------        -----------   -------    -------------       -----------     -------
                                                      (As Restated)                                (As Restated)
Total revenue                        $  627,999        $   584,282        7%     $  1,907,841       $ 1,773,448         8%
Cost of goods sold                      203,702            190,718        7           639,933           590,145         8
                                     ----------        -----------              -------------       -----------
Gross profit                            424,297            393,564        8         1,267,908         1,183,303         7
Labor & other related expenses          237,574            221,230        7           696,512           654,540         6
Other store operating expenses          113,017             99,459       14           331,144           299,522        11
                                     ----------        -----------               ------------       -----------
Store operating income                   73,706             72,875        1           240,252           229,241         5
General and administrative               30,860             30,595        1            97,626            94,534         3
                                     ----------        -----------               ------------       -----------
Operating income                         42,846             42,280        1           142,626           134,707         6
Interest expense                          2,221              2,007       11             6,516             6,298         3
Interest income                              --                 --       --                96                 5      1820
                                     ----------        -----------               ------------       ----------
Pretax income                            40,625             40,273        1           136,206           128,414         6
Provision for income taxes               14,054             14,458       (3)           47,127            46,100         2
                                     ----------        -----------               ------------       -----------
Net income                           $   26,571        $    25,815        3      $     89,079       $    82,314         8
                                     ==========        ===========               ============       ===========

Net income per share:
     Basic                           $     0.56        $      0.53        6      $       1.85       $      1.68        10
                                     ==========        ===========               ============       ===========
     Diluted                         $     0.52        $      0.49        6      $       1.72       $      1.55        11
                                     ==========        ===========               ============       ===========

Weighted average shares:
     Basic                           47,555,889         49,127,619       (3)       48,135,476       48,926,161        (2)
     Diluted                         53,149,295         55,101,555       (4)       53,774,355       55,142,364        (2)

Ratio Analysis
--------------
Net sales:
        Restaurant                         83.3%              82.2%                      79.8%             78.6%
        Retail                             16.6               17.7                       20.1              21.3
                                     ----------        -----------               ------------       -----------
            Total net sales                99.9               99.9                       99.9              99.9
Franchise fees and royalties                0.1                0.1                        0.1               0.1
                                     ----------        -----------               ------------       -----------
            Total revenue                 100.0              100.0                      100.0             100.0
Cost of goods sold                         32.4               32.6                       33.5              33.3
                                     ----------        -----------               ------------       -----------
Gross profit                               67.6               67.4                       66.5              66.7
Labor & other related expenses             37.9               37.9                       36.5              36.9
Other store operating expenses             18.0               17.0                       17.4              16.9
                                     ----------        -----------               ------------       -----------
Store operating income                     11.7               12.5                       12.6              12.9
General and administrative                  4.9                5.3                        5.1               5.3
                                     ----------        -----------               ------------       -----------
Operating income                            6.8                7.2                        7.5               7.6
Interest expense                            0.3                0.3                        0.3               0.4
Interest income                              --                 --                        --                 --
                                     ----------        -----------               ------------       -----------
Pretax income                               6.5                6.9                        7.2               7.2
Provision for income taxes                  2.3                2.5                        2.5               2.6
                                     ----------        -----------               ------------       -----------
Net income                                  4.2%               4.4%                       4.7%              4.6%
                                     ==========        ===========               ============       ===========

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CBRL Announces Third Quarter Results
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May 19, 2005


                      CONSOLIDATED CONDENSED BALANCE SHEET
                          (Unaudited and in thousands)

                                                   4/29/05         7/30/04
                                                ------------    -------------
Assets
Cash and cash equivalents                       $     21,415     $     28,775
Other current assets                                 164,765          174,265
Property and equipment, net                        1,190,584        1,118,573
Goodwill                                              93,724           93,724
Other assets                                          25,768           20,367
                                                ------------     ------------
    Total assets                                $  1,496,256     $  1,435,704
                                                ============     ============

Liabilities and Stockholders' Equity
Accounts payable                                $     99,568     $     53,295
Current liabilities                                  206,823          188,940
Long-term debt                                       195,295          185,138
Other long-term obligations                          144,718          134,995
Stockholders' equity                                 849,852          873,336
                                                ------------     ------------
    Total liabilities and stockholders' equity  $  1,496,256     $  1,435,704
                                                ============     ============

                   CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                          (Unaudited and in thousands)

                                                          Nine Months Ended
                                                   -----------------------------
                                                     4/29/05            4/30/04
                                                   -----------      ------------
                                                                   (As Restated)
Cash flow from operating activities:
    Net income                                     $    89,079       $   82,314
    Depreciation and amortization                       50,311           47,160
    Loss on disposition of property and equipment        2,278            1,846
    Impairment                                             431               --
    Accretion on zero-coupon notes                       4,156            4,027
    Net changes in other assets and liabilities         76,718            1,761
                                                   -----------      ------------
        Net cash provided by operating activities      222,973          137,108
                                                   -----------      ------------
Cash flows from investing activities:
    Purchase of property and equipment                (125,034)         (99,982)
    Proceeds from sale of property and equipment         1,067              777
                                                   -----------      ------------
        Net cash used in investing activities         (123,967)         (99,205)
Cash flows from financing activities:
    Proceeds from issuance of long-term debt           396,600          150,000
    Principal payments under long-term obligations    (390,741)        (157,082)
    Proceeds from exercise of stock options             36,751           48,869
    Purchase and retirement of common stock           (131,916)         (69,206)
    Dividends on common stock                          (17,060)         (10,837)
    Other                                                  --                (1)
                                                   ------------      -----------
        Net cash used in financing activities         (106,366)         (38,257)
                                                   ------------      -----------
Net decrease in cash and cash equivalents               (7,360)            (354)
Cash and cash equivalents, beginning of period          28,775           14,389
                                                   ------------      -----------
Cash and cash equivalents, end of period           $    21,415       $    14,035
                                                   ===========       ===========

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CBRL Announces Third Quarter Results
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May 19, 2005



                                      CBRL GROUP, INC.
                                  Supplemental Information
                                        (Unaudited)
                                                       As of          As of         As of
                                                      4/29/05        7/30/04       4/30/04
                                                    ----------     ----------    ----------
Common shares outstanding                           47,168,383     48,769,368    48,706,391
                                                    ==========     ==========    ==========

Units in operation:
     Cracker Barrel                                       520             504           496
     Logan's Roadhouse - company-owned                    123             107           107
                                                   -----------     -----------    ---------
     Total company-owned units                            643             611           603
     Logan's Roadhouse - franchised                        22              20            19
                                                   -----------     -----------    ---------
     System-wide units                                    665             631           622
                                                   ===========     ===========    =========

                                               Third Quarter Ended              Nine Months Ended
Net sales in company-owned stores:           4/29/05         4/30/04          4/29/05        4/30/04
                                          -------------  -------------    --------------  -------------
(In thousands)
Cracker Barrel - restaurant               $     424,149  $     394,926    $    1,242,949  $   1,157,117
Cracker Barrel - retail                         103,973        103,715           384,225        378,467
                                          -------------  -------------    --------------  -------------
Cracker Barrel - total                          528,122        498,641         1,627,174      1,535,584
Logan's Roadhouse                                99,274         85,106           278,943        236,454
                                          -------------  -------------    --------------  -------------
Total net sales                                 627,396        583,747         1,906,117      1,772,038
Franchise fees and royalties                        603            535             1,724          1,410
                                          -------------  -------------    --------------  -------------
Total revenue                             $     627,999  $     584,282    $    1,907,841  $   1,773,448
                                          =============  =============    ==============  =============

Operating weeks - company-owned stores:
     Cracker Barrel                               6,731          6,417            19,965         19,000
     Logan's Roadhouse                            1,571          1,366             4,526          3,962

Average comparable store sales -
     company-owned stores: (In thousands)
Cracker Barrel - restaurant                $      822.2  $       798.9    $      2,441.4  $     2,374.3
Cracker Barrel - retail                           199.4          207.3             745.7          767.8
                                           -------------  -------------    --------------  -------------
Cracker Barrel - total (480 and 466 units) $    1,021.6  $     1,006.2    $      3,187.1  $      3,142.1
                                           =============  =============    ==============  =============
Logan's Roadhouse (96 and 93 units)        $       819.7  $       795.5    $      2,385.5  $     2,297.3
                                           =============  =============    ==============  =============

Capitalized interest                       $         232  $         140    $          592  $         428
                                           =============  =============    ==============  =============


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